Exhibit 5.1

Our Ref: JLH/772919-000001/87322456v3

Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, 323000

People’s Republic of China

11 September 2026

Lixiang Education Holding Co., Ltd.

We have acted as Cayman Islands legal advisers to Lixiang Education Holding Co., Ltd. (the “Company”) in connection with (i) the subscription by certain investors (the “Selling Shareholders”) of an aggregate of 20,000,000 American depositary shares (the “ADSs”) representing 20,000,000,000 Class A ordinary shares of a par value of US$0.0001 each of the Company (the “Class A Ordinary Shares”) pursuant to the Share Subscription Agreements (as defined below), and (ii) the resale by the Selling Shareholders (the “Resale”) of up to 20,000,000 ADSs representing 20,000,000,000 Class A Ordinary Shares pursuant to a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date.  Each ADS represents 1,000 Class A Ordinary Shares.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company with the Commission in connection with the Resale.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 6 September 2018 and the Certificate of Incorporation on Change of Name of the Company dated 26 May 2020 issued by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”).

1.2	The third amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 18 November 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 19 August 2026 (the “Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 27 August 2026 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached to this opinion letter as Annexure A (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The share subscription agreements dated 19 August 2026 entered into by the Company with each of HSIUNG, CHIANG-CHUN, CHIEN, TSUNG-YU, CHIU, CHU-YING, YUANMENG INVESTMENT CO., LIMITED, RUIFENG INVESTMENT CO., LIMITED, NANCHEN INVESTMENT CO., LIMITED, TUYING CO., LIMITED, TIANWAN INVESTMENT CO., LIMITED, YUEDAO CO., LIMITED, XU QIUBING, AOXIANG TRADING CO., LTD, LONG-TERM VALUE INVESTMENT CO., LTD, LU ZHANGTING, TSOI KA YING and KUNG WING CHIU (the “Share Subscription Agreements”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

2.4	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5	The Company have received money or money’s worth in consideration for the issue of the Class A Ordinary Shares pursuant to the Share Subscription Agreements. None of the Class A Ordinary Shares were issued for less than par value.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,000,000 divided into 20,000,000,000 shares of a par value of US$0.0001 each, comprising (i) 19,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles of Association of the Company.

3.3	The issue and allotment of the Class A Ordinary Shares to the Selling Shareholders pursuant to the Share Subscription Agreements for the Resale have been duly authorised, and when allotted, issued and paid for as contemplated in the Registration Statement and the Share Subscription Agreements, the Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure A

Director’s Certificate

Lixiang Education Holding Co., Ltd.

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman KY1-1002, Cayman Islands

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai

Hong Kong

September 10, 2026

Lixiang Education Holding Co., Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Class A Ordinary Shares or otherwise performing its obligations under the Registration Statement and the Share Subscription Agreements.

4	The authorised share capital of the Company is US$2,000,000 divided into 20,000,000,000 shares of a par value of US$0.0001 each, comprising (i) 19,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles of Association of the Company and all of the issued shares in the capital of the Company have been duly and validly authorised and issued. All of the issued and outstanding shares of the Company have been fully paid and are non-assessable (meaning that no further sums are payable to the Company on such shares).

5	The directors of the Company at the date of the Resolutions and as at the date of this certificate were and are as follows:

Fen Ye

Biao Wei

Jing Luo

Yingyan Liang

Guoliang Chen

Zhaoxiang Wei

6	Each director of the Company considers the transactions contemplated by the Registration Statement and the Share Subscription Agreements to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

[Signature Page Follows]

Signature:	/s/ Jing Luo
Name:	Jing Luo
Title:	Director